Filed pursuant to Rule 433
Registration Nos. 333-196988
and 333-196988-01

Free Writing Prospectus
Dated October 16, 2014

**PRICING DETAILS**

~$1bln CNH Equipment Trust (CNH) 2014-C

**NO GROW**

JOINT BOOKRUNNERS: Credit Suisse (str), Barclays, Rabobank

Public/SEC Reg CO-MGRS (CLASS A): Banca IMI, BofAML, RBC, Wells

CLS	$AMT(mm)	WAL	S&P/F	WIN	L.FINAL	BNCH	SPRD	YLD%	CPN%	$ PRICE
A-1	219.000	0.38	A1+/F1+	1-8	11/16/15			0.20%		100.00000
A-2	280.000	1.05	AAA/AAA	8-20	12/15/17	EDSF	+ 30	0.635	0.63	99.99565
A-3	350.000	2.37	AAA/AAA	20-43	11/15/19	IntS	+ 30	1.054	1.05	99.99606
A-4	127.587	3.85	AAA/AAA	43-48	09/15/21	IntS	+ 40	1.665	1.65	99.96555
B	22.479	3.98	A+/A	48-48	03/15/22	IntS	+ 65	1.958	1.95	99.99979

* Expected Settle: 10/23/14

* Format: Public/SEC Registered

* First Pay Date: 11/17/14

* ERISA: Yes

* Expected Ratings: S&P, Fitch

* Min Denoms: $1,000 x $1.00

* Ticker: CNH 2014-C

* Pxing Speed: 20% CPR to 10% Call

* Bill & Deliver: Credit Suisse

* Timing: Priced

CUSIPs/ISINs

Class A-1
CUSIP NUMBER:	12632XAA6
ISIN NUMBER:	US12632XAA63

Class A-2
CUSIP NUMBER:	12632XAB4
ISIN NUMBER:	US12632XAB47

Class A-3
CUSIP NUMBER:	12632XAC2
ISIN NUMBER:	US12632XAC20

Class A-4
CUSIP NUMBER:	12632XAD0
ISIN NUMBER:	US12632XAD03

Class B
CUSIP NUMBER:	12632XAE8
ISIN NUMBER:	US12632XAE85

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.